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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 4

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935
or Section 30(h) of the Investment Company Act of 1940

☐	Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

1.	Name and Address of Reporting Person*	2.	Issuer Name and Ticker or Trading Symbol				3.	I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)
	Insight Capital Partners III, L.P. (Last) (First) (Middle)		Click Commerce, Inc. (CKCM)

	680 Fifth Avenue, 9th Floor (Street)	4.	Statement for Month/Day/Year November 26, 2002				5.	If Amendment, Date of Original (Month/Day/Year) November 27, 2002

		6.	Relationship of Reporting Person(s) to Issuer (Check All Applicable)				7.	Individual or Joint/Group Filing (Check Applicable Line)
	New York, NY 10019 (City) (State) (Zip)		☐	Director	☒	10% Owner		☐ Form Filed by One Reporting Person
			☐	Officer (give title below)				☒ Form Filed by More than One Reporting Person
			☐	Other (specify below)

Reminder:	Report on a separate line for each class of securities beneficially owned directly or indirectly.

*	If the form is filed by more than one reporting person, see instruction 4(b)(v).

Table I — Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.	Title of Security (Instr. 3)	2.	Transaction Date (Month/Day/Year)	2A.	Deemed Execution Date, if any (Month/Day/Year)	3.	Transaction Code (Instr. 8)		4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)			5.	Amount of Sec- urities Beneficially Owned Following Reported Trans- action(s) (Instr. 3 and 4)		6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)	7.	Nature of Indirect Beneficial Ownership (Instr. 4)

							Code	V		Amount	(A) or (D)	Price

	Common Stock		11/26/02				P			61,138	A	$1.85		1,066,876	(1)(10)		D

	Common Stock		11/26/02				P			10,717	A	$1.85		187,009	(2)(10)		D

	Common Stock		11/26/02				P			15,145	A	$1.85		264,284	(3)(10)		D

	Common Stock		11/26/02				P			87,000	A	$1.85		1,518,169			I		(4)(11)

	Common Stock		11/26/02				P			87,000	A	$1.85		1,518,169			I		(5)(11)

	Common Stock		11/26/02				P			87,000	A	$1.85		1,518,169			I		(6)(11)

	Common Stock		11/26/02				P			87,000	A	$1.85		1,518,169			I		(7)(11)

	Common Stock		11/26/02				P			87,000	A	$1.85		1,518,169			I		(8)(11)

	Common Stock		11/26/02				P			87,000	A	$1.85		1,518,169			I		(9)(11)

Table II — Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1.	Title of Derivative Security (Instr. 3)	2.	Conversion or Exercise Price of Derivative Security	3.	Transaction Date (Month/Day/Year)	3A.	Deemed Execution Date, if any (Month/Day/Year)	4.	Transaction Code (Instr. 8)		5.	Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

									Code	V		(A)	(D)

	Stock Option (Right to Buy)		$3.90		5/09/02

	Stock Option (Right to Buy)		$73.90		5/16/01

	Stock Option (Right to Buy)		$50.00		6/27/00

	Stock Option (Right to Buy)		$3.90		5/09/02

	Stock Option (Right to Buy)		$73.90		5/16/01

	Stock Option (Right to Buy)		$50.00		6/27/00

	Stock Option (Right to Buy)		$3.90		5/09/02

	Stock Option (Right to Buy)		$73.90		5/16/01

	Stock Option (Right to Buy)		$50.00		6/27/00

	Stock Option (Right to Buy)		$3.90		5/09/02

	Stock Option (Right to Buy)		$73.90		5/16/01

	Stock Option(Right to Buy)		$50.00		6/27/00

	Stock Option (Right to Buy)		$3.90		5/09/02

	Stock Option (Right to Buy)		$73.90		5/16/01

	Stock Option (Right to Buy)		$50.00		6/27/00

	Stock Option (Right to Buy)		$3.90		5/09/02

	Stock Option (Right to Buy)		$73.90		5/16/01

	Stock Option (Right to Buy)		$50.00		6/27/00

	Stock Option (Right to Buy)		$3.90		5/09/02

	Stock Option (Right to Buy)		$73.90		5/16/01

	Stock Option (Right to Buy)		$50.00		6/27/00

Table II — Derivative Securities Acquired, Disposed of, or Beneficially Owned — Continued (e.g., puts, calls, warrants, options, convertible securities)

6.	Date Exercisable and Expiration Date (Month/Day/Year)		7.	Title and Amount of Underlying Securities (Instr. 3 and 4)		8.	Price of Derivative Security (Instr. 5)	9.	Number of Derivative Securities Beneficially Owned Following Reported Transaction(s) (Instr. 4)	10.	Ownership Form of Derivative Security: Direct (D) or Indirect (I) (Instr. 4)	11.	Nature of Indirect Beneficial Ownership (Instr. 4)

	Date Exercisable	Expiration Date		Title	Amount or Number of Shares

	11/09/02	05/09/12		Common Stock	2,000				2,000		D		(10)

	11/16/01	05/16/11		Common Stock	2,000				2,000		D		(10)

	12/27/00	06/27/10		Common Stock	2,000				2,000		D		(10)

	11/09/02	05/09/12		Common Stock	2,000				2,000		I		(4)

	11/16/01	05/16/11		Common Stock	2,000				2,000		I		(4)

	12/27/00	06/27/10		Common Stock	2,000				2,000		I		(4)

	11/09/02	05/09/12		Common Stock	2,000				2,000		I		(5)

	11/16/01	05/16/11		Common Stock	2,000				2,000		I		(5)

	12/27/00	06/27/10		Common Stock	2,000				2,000		I		(5)

	11/09/02	05/09/12		Common Stock	2,000				2,000		I		(6)

	11/16/01	05/16/11		Common Stock	2,000				2,000		I		(6)

	12/27/00	06/27/10		Common Stock	2,000				2,000		I		(6)

	11/09/02	05/09/12		Common Stock	2,000				2,000		I		(7)

	11/16/01	05/16/11		Common Stock	2,000				2,000		I		(7)

	12/27/00	06/27/10		Common Stock	2,000				2,000		I		(7)

	11/09/02	05/09/12		Common Stock	2,000				2,000		I		(8)

	11/16/01	05/16/11		Common Stock	2,000				2,000		I		(8)

	12/27/00	06/27/10		Common Stock	2,000				2,000		I		(8)

	11/09/02	05/09/12		Common Stock	2,000				2,000		I		(9)

	11/16/01	05/16/11		Common Stock	2,000				2,000		I		(9)

	12/27/00	06/27/10		Common Stock	2,000				2,000		I		(9)

Explanation of Responses:

1. The amount listed reflects the beneficial ownership, following the reported transactions, of the Issuer’s Securities owned by Insight Capital Partners III, L.P., all of which may be deemed attributable to Insight Venture Associates III, LLC because Insight Venture Associates III, LLC is the sole general partner of Insight Capital Partners III, L.P.

2. The amount listed reflects the beneficial ownership, following the reported transactions, of the Issuer’s Securities owned by Insight Capital Partners III Co-Investors, L.P., all of which may be deemed attributable to Insight Venture Associates III, LLC because Insight Venture Associates III, LLC is the sole general partner of Insight Capital Partners III Co-Investors, L.P.

3. The amount listed reflects the beneficial ownership, following the reported transactions, of the Issuer’s Securities owned by Insight Capital Partners (Cayman) III, L.P., all of which may be deemed attributable to Insight Venture Associates III, LLC because Insight Venture Associates III, LLC is the sole general partner of Insight Capital Partners (Cayman) III, L.P.

4. The amount listed reflects the beneficial ownership, following the reported transactions, of the Issuer’s Securities owned by Insight Capital Partners III, L.P., Insight Capital Partners III (Cayman), LP and Insight Capital Partners III Co-Investors, L.P., all of which may be deemed attributable to Insight Venture Associates III, LLC because Insight Venture Associates III, LLC is the sole general partner of each of Insight Capital Partners III, L.P., Insight Capital Partners (Cayman) III, L.P. and Insight Capital Partners III Co-Investors, L.P.

5. The amount listed reflects the beneficial ownership, following the reported transactions, of the Issuer’s Securities owned by Insight Capital Partners III, L.P., Insight Capital Partners (Cayman) III, L.P. and Insight Capital Partners III Co-Investors, L.P., a portion of which is attributable to Deven Parekh because Deven Parekh is a managing member of Insight Venture Associates III, LLC, the sole general partner of Insight Capital Partners III, L.P., Insight Capital Partners (Cayman) III, L.P. and Insight Capital Partners III Co-Investors, L.P. Deven Parekh disclaims beneficial ownership of such securities, except to the extent of his pecuniary interest therein, which may not be readily determinable.

6. The amount listed reflects the beneficial ownership, following the reported transactions, of the Issuer’s Securities owned by Insight Capital Partners III, L.P., Insight Capital Partners (Cayman) III, L.P. and Insight Capital Partners III Co-Investors, L.P., a portion of which is attributable to Peter Sobiloff because Peter Sobiloff is a managing member of Insight Venture Associates III, LLC, the sole general partner of Insight Capital Partners III, L.P., Insight Capital Partners (Cayman) III, L.P. and Insight Capital Partners III Co-Investors, L.P. Peter Sobiloff disclaims beneficial ownership of such securities, except to the extent of his pecuniary interest therein, which may not be readily determinable. The amount reported does not include 9,523 shares owned by Peter Sobiloff on an individual basis and not beneficially owned by Insight Venture Associates III, LLC.

7. The amount listed reflects the beneficial ownership, following the reported transactions, of the Issuer’s Securities owned by Insight Capital Partners III, L.P., Insight Capital Partners (Cayman) III, L.P. and Insight Capital Partners III Co-Investors, L.P., a portion of which is attributable to Jeffrey Horing because Jeffrey Horing is a managing member of Insight Venture Associates III, LLC, the sole general partner of Insight Capital Partners III, L.P., Insight Capital Partners (Cayman) III, L.P. and Insight Capital Partners III Co-Investors, L.P. Jeffrey Horing disclaims beneficial ownership of such securities, except to the extent of his pecuniary interest therein, which may not be readily determinable. The amount reported does not include 9,523 shares owned by Jeffrey Horing on an individual basis and not beneficially owned by Insight Venture Associates III, LLC.

8. The amount listed reflects the beneficial ownership, following the reported transactions, of the Issuer’s Securities owned by Insight Capital Partners III, L.P., Insight Capital Partners (Cayman) III, L.P. and Insight Capital Partners III Co-Investors, L.P., a portion of which is attributable to Jerry Murdock because Jerry Murdock is a managing member of Insight Venture Associates III, LLC, the sole general partner of Insight Capital Partners III, L.P., Insight Capital Partners (Cayman) III, L.P. and Insight Capital Partners III Co-Investors, L.P. Jerry Murdock also acts as a director of the Issuer. Jerry Murdock disclaims beneficial ownership of such securities, except to the extent of his pecuniary therein, which may not be readily determinable. The amount reported does not include 45,183 shares owned by Jerry Murdoch on an individual basis and not beneficially owned by Insight Venture Associates III, LLC.

9. The amount listed reflects the beneficial ownership, following the reported transactions, of the Issuer’s Securities owned by Insight Capital Partners III, L.P., Insight Capital Partners (Cayman) III, L.P. and Insight Capital Partners III Co-Investors, L.P., a portion of which is attributable to Scott Maxwell because Scott Maxwell is a managing member of Insight Venture Associates III, LLC, the sole general partner of Insight Capital Partners III, L.P., Insight Capital Partners (Cayman) III, L.P. and Insight Capital Partners III Co-Investors, L.P. Scott Maxwell disclaims beneficial ownership of such securities, except to the extent of his pecuniary interest therein, which may not be readily determinable.

10. The amount listed in Table II reflects the beneficial ownership, following the reported transactions, of the Issuer’s Securities owned by Insight Capital Partners III, L.P., Insight Capital Partners (Cayman) III, L.P. and Insight Capital Partners III Co-Investors, L.P. The options were originally granted to Jerry Murdock, who subsequently assigned all of his rights under the options to purchase shares of common stock to Insight Capital Partners III L.P., Insight Capital Partners (Cayman) III, L.P., and Insight Capital Partners III (Co-Investors), L.P.

11. The amount listed includes 7,248 shares of common stock, which were granted to Jerry Murdock in his capacity as a Director of the Issuer. Mr. Murdock has made an effective election to defer the actual issuance of such shares. Mr. Murdock has assigned all of his rights to these shares, and any additional shares granted to him in his capacity as a Director of the Issuer, to Insight Capital Partners III, L.P., Insight Capital Partners (Cayman) III, L.P. and Insight Capital Partners III (Co-Investors), L.P.

/s/ Jeffrey Horing Name: Jeffrey Horing Title: Managing Member, Insight Venture Associates III, LLC **Signature of Reporting Person	3/06/03 Date

**	Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:	File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

JOINT FILER INFORMATION

Name:	InSight Venture Associates III, LLC

Address:	680 Fifth Avenue New York, NY 10022

Designated Filer:	Insight Venture Associates III, LLC

Issuer & Ticker Symbol:	Click Commerce, Inc. (CKCM)

Date of Event:	March 6, 2003

Signature:	/s/ Jeffrey Horing

Name:	InSight Capital Partners III, L.P. (f/k/a InSight Capital Partners, IV, L.P.)

Address:	680 Fifth Avenue New York, NY 10022

Designated Filer:	Insight Venture Associates III, LLC

Issuer & Ticker Symbol:	Click Commerce, Inc. (CKCM)

Date of Event:	March 6, 2003

Signature:	/s/ Jeffrey Horing

Name:	InSight Capital Partners (Cayman) III, L.P. (f/k/a InSight Capital Partners (Cayman) III, L.P.)

Address:	680 Fifth Avenue New York, NY 10022

Designated Filer:	Insight Venture Associates III, LLC

Issuer & Ticker Symbol:	Click Commerce, Inc. (CKCM)

Date of Event:	March 6, 2003

Signature:	/s/ Jeffrey Horing

Name:	InSight Capital Partners III (Co-Investors), L.P. (f/k/a InSight Capital Partners III (Co-Investors), L.P.

Address:	680 Fifth Avenue New York, NY 10022

Designated Filer:	Insight Venture Associates III, LLC

Issuer & Ticker Symbol:	Click Commerce, Inc. (CKCM)

Date of Event:	March 6, 2003

Signature:	/s/ Jeffrey Horing

Name:	Deven Parekh

Address:	c/o InSight Capital Partners III, LP 680 Fifth Avenue New York, NY 10022

Designated Filer:	Insight Venture Associates III, LLC

Issuer & Ticker Symbol:	Click Commerce, Inc. (CKCM)

Date of Event:	March 6, 2003

Signature:	/s/ Deven Parekh

Name:	Peter Sobiloff

Address:	c/o InSight Capital Partners III, LP 680 Fifth Avenue New York, NY 10022

Designated Filer:	Insight Venture Associates III, LLC

Issuer & Ticker Symbol:	Click Commerce, Inc. (CKCM)

Date of Event:	March 6, 2003

Signature:	/s/ Peter Sobiloff

Name:	Jeffrey Horing

Address:	c/o InSight Capital Partners III, LP 680 Fifth Avenue New York, NY 10022

Designated Filer:	Insight Venture Associates III, LLC

Issuer & Ticker Symbol:	Click Commerce, Inc. (CKCM)

Date of Event:	March 6, 2003

Signature:	/s/ Jeffrey Horing

Name:	Jerry Murdock

Address:	c/o InSight Capital Partners III, LP 680 Fifth Avenue New York, NY 10022

Designated Filer:	Insight Venture Associates III, LLC

Issuer & Ticker Symbol:	Click Commerce, Inc. (CKCM)

Date of Event:	March 6, 2003

Signature:	/s/ Jerry Murdock

Name:	Scott Maxwell

Address:	c/o InSight Capital Partners III, LP 680 Fifth Avenue New York, NY 10022

Designated Filer:	Insight Venture Associates III, LLC

Issuer & Ticker Symbol:	Click Commerce, Inc. (CKCM)

Date of Event:	March 6, 2003

Signature:	/s/ Scott Maxwell